Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors and Stockholders

Global ePoint, Inc. and Subsidiaries

We consent to the incorporation by reference in the Registration Statement of Global ePoint, Inc. and Subsidiaries on Forms S-3 (No. 333-129938, 333-127735, 333-127734, 333-122125, 333-118770) and on Form S-8 (No. 333-127315) of our report dated March 31, 2006, except for the fourth paragraph of Note 1 as to which the date is April 14, 2006 appearing in the Annual Report on Form 10-KSB of Global ePoint, Inc. and Subsidiaries for the year ended December 31, 2005 and to the reference to us under the heading “Experts.”

/s/    HASKELL & WHITE LLP

Irvine, California

April 14, 2006